Exhibit 99.1

**For Immediate Release**	For more information, contact:
Joseph W. Kiley III, President and Chief
Executive Officer of First Savings Bank
Northwest
(425) 255-4400

First Financial Northwest, Inc. Announces
Lifting of Bank MOU and Other Regulatory Restrictions

Renton, Washington – April 5, 2013 – First Financial Northwest, Inc. (“Company”) (NASDAQ GS: FFNW), the holding company for First Savings Bank Northwest (“Bank”), today announced the termination of the Bank’s Memorandum of Understanding dated March 27, 2012, by and between the Bank and the Federal Deposit Insurance Corporation (“FDIC”) and the Washington Department of Financial Institutions (“DFI”).  The Company also announced that the Board of Governors of the Federal Reserve System (“Federal Reserve”) had lifted two conditions of the Company’s Memorandum of Understanding (“Company MOU”) dated April 10, 2010, by and between the Company and its former regulator, the Office of Thrift Supervision (“OTS”), which is now enforced by the Federal Reserve as the successor to the OTS.  The termination of these conditions is effective immediately.  The Company continues to be subject to the other restrictions included in the Company MOU, and is still required to obtain the approval of the Federal Reserve prior to the repurchase of its common stock and for the payment of any cash dividends.  The FDIC, DFI and Federal Reserve also have terminated the Bank’s and the Company’s troubled condition status effective immediately.

“We are pleased that our regulators have acknowledged the significant improvements we have accomplished,” said Joseph W. Kiley III, President and Chief Executive Officer of First Savings Bank Northwest.  “I would like to thank our employees for their hard work and commitment that has allowed us to attain these important goals.  With a solid capital foundation, we are well positioned for the future as we continue to execute on our strategies and priorities to strengthen our franchise.  Our next step is to continue to work to have the additional operating restrictions imposed by the Company MOU lifted.”

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. We are a part of the ABA NASDAQ Community Bank Index as well as the Russell 2000 and 3000 Indices. For additional information about us, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

Forward Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA.  Actual results could be materially different from those expressed or implied by the forward-looking statements.  Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, regulatory and accounting changes, the value of mortgage servicing rights, risks related to construction and development lending, commercial and small business banking and other risks.  Additional factors that could cause actual results to differ materially are disclosed in First Financial Northwest, Inc.'s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.